Exhibit 99.1

PCB Bancorp Reports Earnings of $10.2 million for Q1 2022
Los Angeles, California - April 28, 2022 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), today reported net income of $10.2 million, or $0.67 per diluted common share, for the first quarter of 2022, compared with $10.7 million, or $0.70 per diluted common share, for the previous quarter and $8.6 million, or $0.55 per diluted common share, for the year-ago quarter.
Q1 2022 Highlights
•Net income totaled $10.2 million, or $0.67 per diluted common share, for the current quarter;
◦The Company recorded a reversal for loan losses of $1.2 million for the current quarter compared with $1.5 million for the previous quarter and $1.1 million for the year-ago quarter.
◦Allowance for loan losses to loans held-for-investment(1) ratio was 1.22% at March 31, 2022 compared with 1.29% at December 31, 2021 and 1.51% at March 31, 2021. Adjusted allowance for loan losses to loans held-for-investment ratio(2) was 1.23% at March 31, 2022 compared with 1.34% at December 31, 2021 and 1.74% at March 31, 2021.
◦Net interest income was $20.0 million for the current quarter compared with $20.1 million for the previous quarter and $17.8 million for the year-ago quarter. Net interest margin was 3.87% for the current quarter compared with 3.87% for the previous quarter and 3.70% for the year-ago quarter.
◦Gain on sale of loans was $3.8 million for the current quarter compared with $3.4 million for the previous quarter and $1.3 million for the year-ago quarter.
•Total assets were $2.20 billion at March 31, 2022, an increase of $50.0 million, or 2.3%, from $2.15 billion at December 31, 2021 and an increase of $149.1 million, or 7.3%, from $2.05 billion at March 31, 2021;
•Loans held-for-investment were $1.74 billion at March 31, 2022, an increase of $10.8 million, or 0.6%, from $1.73 billion at December 31, 2021 and an increase of $57.0 million, or 3.4%, from $1.69 billion at March 31, 2021; and
◦SBA PPP loans totaled $22.9 million, $65.3 million and $218.7 million at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
~~◦~~The Company had no loans under modified terms related to COVID-19 at March 31, 2022 and December 31, 2021. Loans under modified terms related to the COVID-19 pandemic totaled $19.8 million at March 31, 2021.
•Total deposits were $1.91 billion at March 31, 2022, an increase of $43.2 million, or 2.3%, from $1.87 billion at December 31, 2021 and an increase of $156.6 million, or 8.9%, from $1.75 billion at March 31, 2021.
Henry Kim, President and Chief Executive Officer, commented, “PCB kicked off the year with another solid quarterly financial results that were highlighted by the net income of $10.2 million or $0.67 per diluted share, an 8.1% annualized total loan growth, excluding SBA PPP, a 22.2% annualized retail deposit growth, and a 12.5% increase in book value per share to $17.47, compared with March 31, 2021. In addition, with 41.8% of our loans in variable rate, our asset sensitive balance sheet is well position to benefit from the current rising interest rate environment. Our exceptional credit quality continued with recognition of net recoveries for the quarter, and non-performing loans to loans held-for-investment ratio of 0.08%, and classified assets to total assets ratio of 0.24%.”
“In spite of the ongoing challenging economic environment from the pandemic and global conflict, we will continue to execute our focused expansion initiatives of opening three new full-service branches during the second half of this year; two in Dallas, Texas area, and one in Palisades Park, New Jersey. We are optimistic in our outlook and expect to continue to deliver strong growth and earnings for the rest of the year and beyond,” concluded Kim.
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(1)     Loans held-for-investment are presented net of deferred fees and costs in this press release.
(2)     Adjusted allowance for loan losses to loans held-for-investment ratio is a non-GAAP measure, which excludes U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended
	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Net income	$10,240	$10,676	(4.1)%	$8,560	19.6%
Diluted earnings per common share	$0.67	$0.70	(4.3)%	$0.55	21.8%

Net interest income	$19,993	$20,095	(0.5)%	$17,819	12.2%
Reversal for loan losses	(1,191)	(1,462)	(18.5)%	(1,147)	3.8%
Noninterest income	5,286	4,838	9.3%	2,857	85.0%
Noninterest expense	12,071	11,168	8.1%	9,669	24.8%

Return on average assets (1)	1.92%	2.01%		1.75%
Return on average shareholders’ equity (1), (2)	16.01%	16.84%		14.66%
Net interest margin (1)	3.87%	3.87%		3.70%
Efficiency ratio (3)	47.75%	44.79%		46.76%

($ in thousands, except per share data)	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Total assets	$2,199,742	$2,149,735	2.3%	$2,050,672	7.3%
Net loans held-for-investment	1,721,757	1,709,824	0.7%	1,660,402	3.7%
Total deposits	1,910,379	1,867,134	2.3%	1,753,771	8.9%
Book value per common share (2), (4)	$17.47	$17.24	1.3%	$15.53	12.5%
Tier 1 leverage ratio (consolidated)	12.22%	12.11%		12.03%
Total shareholders’ equity to total assets (2)	11.87%	11.92%		11.72%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(4)Calculated by dividing total shareholders’ equity by the number of outstanding common shares.
COVID-19 Pandemic
The ongoing COVID-19 pandemic, and governmental and societal responses thereto, have had a severe impact on global economic and market conditions. The U.S. government has enacted a number of monetary and fiscal policies to provide fiscal stimulus and relief in order to mitigate the impact of the COVID-19 pandemic. However, the COVID-19 pandemic continues to be a challenge to public health, including the emergence of new variants, and impact global economic and market conditions, including global supply chain disruptions and high inflation.
Since the beginning of the crisis, the Company has taken a number of steps to protect the safety of its employees and to support its customers. The Company has enabled its staff to work remotely and established safety measures within its bank premises and branches for both employees and customers. In order to support its customers, the Company has been in close contact with them, assessing the level of impact on their businesses, and putting a process in place to evaluate each client’s specific situation and provide relief programs where appropriate, including SBA PPP loans and loan modifications related to the COVID-19 pandemic.
At this time, the Company cannot estimate the long term impact of the COVID-19 pandemic, but these conditions are expected to continue to impact its business, results of operations, and financial condition negatively.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Interest income/expense on
Loans	$20,190	$20,363	(0.8)%	$18,744	7.7%
Investment securities	476	441	7.9%	360	32.2%
Other interest-earning assets	228	191	19.4%	154	48.1%
Total interest-earning assets	20,894	20,995	(0.5)%	19,258	8.5%
Interest-bearing deposits	850	847	0.4%	1,311	(35.2)%
Borrowings	51	53	(3.8)%	128	(60.2)%
Total interest-bearing liabilities	901	900	0.1%	1,439	(37.4)%
Net interest income	$19,993	$20,095	(0.5)%	$17,819	12.2%
Average balance of
Loans	$1,773,376	$1,758,421	0.9%	$1,641,634	8.0%
Investment securities	123,230	128,650	(4.2)%	123,851	(0.5)%
Other interest-earning assets	198,918	175,468	13.4%	189,153	5.2%
Total interest-earning assets	$2,095,524	$2,062,539	1.6%	$1,954,638	7.2%
Interest-bearing deposits	$1,034,012	$1,008,027	2.6%	$1,053,845	(1.9)%
Borrowings	10,400	13,315	(21.9)%	75,556	(86.2)%
Total interest-bearing liabilities	$1,044,412	$1,021,342	2.3%	$1,129,401	(7.5)%
Total funding (1)	$1,885,038	$1,845,846	2.1%	$1,736,477	8.6%
Annualized average yield/cost of
Loans	4.62%	4.59%		4.63%
Investment securities	1.57%	1.36%		1.18%
Other interest-earning assets	0.46%	0.43%		0.33%
Total interest-earning assets	4.04%	4.04%		4.00%
Interest-bearing deposits	0.33%	0.33%		0.50%
Borrowings	1.99%	1.58%		0.69%
Total interest-bearing liabilities	0.35%	0.35%		0.52%
Net interest margin	3.87%	3.87%		3.70%
Cost of total funding (1)	0.19%	0.19%		0.34%
Supplementary information
Net accretion of discount on loans	$908	$815	11.4%	$745	21.9%
Net amortization of deferred loan fees	$1,165	$1,434	(18.8)%	$1,220	(4.5)%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Loans. The increase in average yield for the current quarter compared with the previous quarter was primarily due to increases in net accretion of discount on loans, prepayment penalties and late-charges, partially offset by a decrease in net deferred loan fee amortization during the current quarter. Compared with the year-ago quarter, the decrease in average yield was primarily due to a decrease in overall interest rates on loans from lower market rates throughout 2021, partially offset by an increase in net accretion of discount on loans.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	3/31/2022		12/31/2021		3/31/2021
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	26.7%	4.25%	28.4%	3.98%	36.3%	3.44%
Hybrid rate loans	31.5%	4.07%	29.1%	4.16%	19.3%	4.77%
Variable rate loans	41.8%	4.14%	42.5%	3.95%	44.4%	4.04%

Investment Securities. The increases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to a decrease in net amortization of premiums on mortgage-backed securities and collateralized mortgage obligations.
Other Interest-Earning Assets. The increases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to increases in dividend income on Federal Home Loan Bank (“FHLB”) stock and interest rate on cash held at the Federal Reserve Bank (“FRB”) account. The increases in average balance for the current quarter compared with the previous and year-ago quarters were primarily due to an increase in deposits, partially offset by an increase in loans. The Company maintains most of its cash at the FRB account. For additional detail, please see the discussion in “Loans” and “Deposits” under the “Balance Sheet” discussion.
Interest-Bearing Deposits. The decrease in average cost for the current quarter compared with the year-ago quarter was primarily due to the decreases in market rates.
Borrowings. The increase in average cost for the current quarter compared with the year-ago quarter was primarily due to matured borrowings with lower interest rates during 2021. At March 31, 2022, the Company had a term FHLB advance of $10.0 million with an interest rate of 2.07% that matures on June 29, 2022.
Reversal for Loan Losses
Reversal for loan losses was $1.2 million for the current quarter compared with $1.5 million for the previous quarter and $1.1 million for the year-ago quarter. The reversal for the current quarter was primarily due to a decrease in qualitative adjustment factor allocations related to economic implications of the COVID-19 pandemic. The Company recorded net recoveries of $8 thousand for the current quarter compared with $36 thousand for the previous quarter and $151 thousand for the year-ago quarter.
Adjusted allowance for loan losses to loans held-for-investment ratio(1) was 1.23%, 1.34%, and 1.74% at March 31, 2022, December 31, 2021, and March 31, 2021, respectively.
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(1)     Adjusted allowance for loan losses to loans held-for-investment ratio is a non-GAAP measure, which excludes SBA PPP loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Gain on sale of loans	$3,777	$3,374	11.9%	$1,322	185.7%
Service charges and fees on deposits	303	308	(1.6)%	293	3.4%
Loan servicing income	700	688	1.7%	882	(20.6)%
Bank-owned life insurance income	172	108	59.3%	—	NM
Other income	334	360	(7.2)%	360	(7.2)%
Total noninterest income	$5,286	$4,838	9.3%	$2,857	85.0%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Gain on sale of SBA loans
Sold loan balance	$39,683	$36,765	7.9%	$10,919	263.4%
Premium received	4,206	3,683	14.2%	1,309	221.3%
Gain recognized	3,777	3,363	12.3%	1,195	216.1%
Gain on sale of residential property loans
Sold loan balance	$—	$559	(100.0)%	$7,907	(100.0)%
Gain recognized	—	9	(100.0)%	127	(100.0)%

The Company also sold certain commercial property loans of $3.4 million during the previous quarter.
Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Loan servicing income
Servicing income received	$1,230	$1,202	2.3%	$1,273	(3.4)%
Servicing assets amortization	(530)	(514)	3.1%	(391)	35.5%
Loan servicing income	$700	$688	1.7%	$882	(20.6)%
Underlying loans at end of period	$531,183	$519,706	2.2%	$492,981	7.7%

The Company services SBA loans and certain residential property loans that are sold to the secondary market.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Salaries and employee benefits	$8,595	$7,061	21.7%	$6,182	39.0%
Occupancy and equipment	1,397	1,417	(1.4)%	1,371	1.9%
Professional fees	403	585	(31.1)%	494	(18.4)%
Marketing and business promotion	207	586	(64.7)%	138	50.0%
Data processing	404	408	(1.0)%	377	7.2%
Director fees and expenses	169	161	5.0%	138	22.5%
Regulatory assessments	141	138	2.2%	208	(32.2)%
Other expenses	755	812	(7.0)%	761	(0.8)%
Total noninterest expense	$12,071	$11,168	8.1%	$9,669	24.8%

Salaries and Employee Benefits. The increases for the current quarter compared with the previous and year-ago quarters were primarily due to increases in salaries from the annual merit increase and number of employees increase, incentives tied to the sales of Loan Production Offices originated SBA loans, vacation accrual, and a decrease in loan origination cost, which offsets the recognition of salaries and employee benefits expense. The Company recognized a higher loan origination cost for the year-ago quarter primarily due to the SBA PPP loan production. Total loan origination cost included in salaries and employee benefits were $365 thousand, $435 thousand, and $986 thousand for the current, previous and year-ago quarters, respectively. The number of full-time equivalent employees was 256, 248 and 246 as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
Professional Fees. The decrease for the current quarter compared with the previous quarter was primarily due to increased internal audit and other professional fees during the previous quarter as a part of the year-end processes. Compared with the year-ago quarter, the decrease was primarily due to a decrease in internal audit fees.
Marketing and Business Promotion. The decrease for the current quarter compared with the previous quarter was primarily due to the year-end promotion during the previous quarter. Compared with the year-ago quarter, the increase was primarily due to more marketing activities and advertisement for the current quarter.
Director Fees and Expenses. The increase for the current quarter compared with the year-ago quarter was primarily due to a new director appointed during the fourth quarter of 2021.
Regulatory Assessments. The decrease for the current quarter compared with the year-ago quarter was primarily due to a decrease in assessment rate, partially offset by an increase in balance sheet.

Balance Sheet (Unaudited)
Total assets were $2.20 billion at March 31, 2022, an increase of $50.0 million, or 2.3%, from $2.15 billion at December 31, 2021 and an increase of $149.1 million, or 7.3%, from $2.05 billion at March 31, 2021. The increase for the current quarter was primarily due to increases in cash and cash equivalents and securities available-for-sale, partially offset by a decrease in loans held-for-sale.
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment) as of the dates indicated:

($ in thousands)	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Real estate loans
Commercial property	$1,150,101	$1,105,843	4.0%	$922,536	24.7%
Residential property	215,132	209,485	2.7%	190,990	12.6%
SBA property	129,400	129,661	(0.2)%	125,989	2.7%
Construction	9,522	8,252	15.4%	13,151	(27.6)%
Commercial and industrial loans
Commercial term	69,836	73,438	(4.9)%	80,361	(13.1)%
Commercial lines of credit	107,406	100,936	6.4%	91,970	16.8%
SBA commercial term	16,880	17,640	(4.3)%	21,078	(19.9)%
SBA PPP	22,926	65,329	(64.9)%	218,709	(89.5)%
Other consumer loans	21,752	21,621	0.6%	21,132	2.9%
Loans held-for-investment	1,742,955	1,732,205	0.6%	1,685,916	3.4%
Loans held-for-sale	18,340	37,026	(50.5)%	3,569	413.9%
Total loans	$1,761,295	$1,769,231	(0.4)%	$1,689,485	4.3%

The increase in loans held-for-investment for the current quarter was primarily due to new funding of $117.9 million and advances on lines of credit of $29.2 million, partially offset by pay-downs and pay-offs of $136.4 million. SBA PPP loans of $42.4 million were paid off through regular payments or forgiveness from SBA during the current quarter.
The decrease in loans held-for-sale for the current quarter was primarily due to sales of $39.7 million, partially offset by new funding of $21.2 million.
The following table presents a composition of commitments to extend credit as of the dates indicated:

($ in thousands)	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Real estate loans
Commercial property	$21,195	$20,194	5.0%	$20,003	6.0%
SBA property	3,142	3,068	2.4%	3,677	(14.5)%
Construction	6,528	5,180	26.0%	13,588	(52.0)%
Commercial and industrial loans
Commercial term	2,674	1,097	143.8%	1,000	167.4%
Commercial lines of credit	175,742	169,000	4.0%	168,381	4.4%
SBA commercial term	950	149	537.6%	—	—%
Other consumer loans	1,080	595	81.5%	96	1,025.0%
Total commitments to extend credit	$211,311	$199,283	6.0%	$206,745	2.2%

Credit Quality
The following table presents a summary of non-performing loans, non-performing assets and classified assets as of the dates indicated:

($ in thousands)	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Nonaccrual loans
Real estate loans
Residential property	$461	$—	—%	$—	—%
SBA property	733	746	(1.7)%	841	(12.8)%
Commercial and industrial loans
SBA commercial term	199	213	(6.6)%	568	(65.0)%
Other consumer loans	25	35	(28.6)%	52	(51.9)%
Total nonaccrual loans held-for-investment	1,418	994	42.7%	1,461	(2.9)%
Loans past due 90 days or more and still accruing	—	—	—%	—	—%
Non-performing loans (“NPLs”)	1,418	994	42.7%	1,461	(2.9)%
Other real estate owned (“OREO”)	—	—	—%	2,336	(100.0)%
Non-performing assets (“NPAs”)	$1,418	$994	42.7%	$3,797	(62.7)%
Loans past due and still accruing
Past due 30 to 59 days	$119	$549	(78.3)%	$56	112.5%
Past due 60 to 89 days	1	5	(80.0)%	52	(98.1)%
Past due 90 days or more	—	—	—%	—	—%
Total loans past due and still accruing	$120	$554	(78.3)%	$108	11.1%
Troubled debt restructurings (“TDRs”)
Accruing TDRs	$565	$576	(1.9)%	$620	(8.9)%
Nonaccrual TDRs	15	17	(11.8)%	33	(54.5)%
Total TDRs	$580	$593	(2.2)%	$653	(11.2)%
Special mention loans	$5,562	$18,092	(69.3)%	$17,997	(69.1)%
Classified assets
Classified loans	$5,377	$5,168	4.0%	$7,090	(24.2)%
OREO	—	—	—%	2,336	(100.0)%
Classified assets	$5,377	$5,168	4.0%	$9,426	(43.0)%
NPLs to loans held-for-investment	0.08%	0.06%		0.09%
NPAs to total assets	0.06%	0.05%		0.19%
Classified assets to total assets	0.24%	0.24%		0.46%

Loan Modifications Related to the COVID-19 Pandemic
The Company had provided modifications, including interest only payments or payment deferrals, to customers that were adversely affected by the COVID-19 pandemic. The loan modifications met all criteria under the Coronavirus Aid, Relief, and Economic Security Act. Therefore, the modified loans were not considered TDRs. As of March 31, 2022 and December 31, 2021, the Company had no loans under modified terms related to the COVID-19 pandemic. Total loans under modified terms related to the COVID-19 pandemic totaled $19.8 million at March 31, 2021.
The Company had classified the loans that were granted modifications related to the COVID-19 pandemic in excess of 6 months on a cumulative basis as special mention or classified. Special mention and classified loans included $4.1 million and $2.7 million, respectively, at March 31, 2022, $15.6 million and $2.7 million, respectively, at December 31, 2021, and $16.4 million and $2.8 million, respectively, at March 31, 2021, of the loans that were granted such modifications. The decrease in special mention loans for the current quarter was primarily due to improvements of 2 loans with an aggregated carrying value of $11.3 million.

Investment Securities
Total investment securities were $131.3 million at March 31, 2022, an increase of $8.1 million, or 6.6%, from $123.2 million at December 31, 2021, and an increase of $4.2 million, or 3.3%, from $127.1 million at March 31, 2021. The increase for the current quarter was primarily due to purchases of $19.9 million, partially offset by principal pay-downs and calls of $6.2 million and net premium amortization of $135 thousand.
Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	3/31/2022		12/31/2021		3/31/2021
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$891,797	46.7%	$830,383	44.5%	$715,719	40.8%
Interest-bearing deposits
Savings	15,037	0.8%	16,299	0.9%	11,271	0.6%
NOW	17,543	0.9%	20,185	1.1%	19,380	1.1%
Retail money market accounts	431,057	22.5%	386,041	20.5%	381,704	21.7%
Brokered money market accounts	1	0.1%	1	0.1%	4	0.1%
Retail time deposits of
$250,000 or less	246,100	12.8%	256,956	13.8%	276,232	15.8%
More than $250,000	173,844	9.1%	172,269	9.2%	166,845	9.5%
Time deposits from internet rate service providers	—	—%	—	—%	17,616	1.0%
State and brokered time deposits	135,000	7.1%	185,000	9.9%	165,000	9.4%
Total interest-bearing deposits	1,018,582	53.3%	1,036,751	55.5%	1,038,052	59.2%
Total deposits	$1,910,379	100.0%	$1,867,134	100.0%	$1,753,771	100.0%

The increase in noninterest-bearing demand deposits and retail money market accounts for the current quarter was primarily due to the overall liquid deposit market.
The decrease in retail time deposits for the current quarter was primarily due to matured and closed accounts of $188.5 million, partially offset by new accounts of $30.6 million, renewals of the matured accounts of $143.6 million, and balance increases of $5.1 million.
Liquidity
The following table presents a summary of the Company’s liquidity position as of March 31, 2022:

($ in thousands)	3/31/2022
Cash and cash equivalents	$250,212
Cash and cash equivalents to total assets	11.4%

Available borrowing capacity
FHLB advances	$527,426
Federal Reserve Discount Window	26,455
Overnight federal funds lines	65,000
Total	$618,881
Total available borrowing capacity to total assets	28.1%

Shareholders’ Equity
Shareholders’ equity was $261.1 million at March 31, 2022, an increase of $4.8 million, or 1.9%, from $256.3 million at December 31, 2021 and an increase of $20.8 million, or 8.7%, from $240.3 million at March 31, 2021. The increase for the current quarter was primarily due to net income, partially offset by cash dividends declared on common stock of $2.2 million and a decrease in accumulated other comprehensive income (loss).
Stock Repurchase
On April 8, 2021, the Company’s Board of Directors approved a repurchase program authorizing the repurchase of up to 5% of the Company’s outstanding common stock as of the date of the board meeting, which represented 775,000 shares, through September 7, 2021. The Company repurchased and retired 680,269 shares of common stock totaling $10.9 million at a weighted-average price of $15.99 per share under this program.
Emergency Capital Investment Program
On December 14, 2021, the U.S. Treasury informed the Company that the U.S Treasury has reviewed the Company’s application to receive a capital investment from the U.S Treasury under the Emergency Capital Investment Program (“ECIP”), and that the Company would be eligible to receive an ECIP investment in an amount up to $69.1 million in the form of non-dilutive Tier 1 senior perpetual preferred capital. The Company determined to accept the offer to receive the ECIP investment for the full amount. The Company expects to close the investment in the second quarter of 2022.
Established by the Consolidated Appropriations Act, 2021, the ECIP was created to encourage low- and moderate-income community financial institutions and minority depository institutions such as the Bank to augment their efforts to support small businesses and consumers in their communities.
Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of dates indicated:

	3/31/2022	12/31/2021	3/31/2021	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	14.77%	14.79%	15.92%	N/A
Total capital (to risk-weighted assets)	15.97%	16.04%	17.17%	N/A
Tier 1 capital (to risk-weighted assets)	14.77%	14.79%	15.92%	N/A
Tier 1 capital (to average assets)	12.22%	12.11%	12.03%	N/A
Pacific City Bank
Common tier 1 capital (to risk-weighted assets)	14.43%	14.48%	15.62%	6.5%
Total capital (to risk-weighted assets)	15.63%	15.73%	16.88%	10.0%
Tier 1 capital (to risk-weighted assets)	14.43%	14.48%	15.62%	8.0%
Tier 1 capital (to average assets)	11.94%	11.85%	11.81%	5.0%

About PCB Bancorp
PCB Bancorp is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, and the general economic uncertainty caused by the COVID-19 pandemic, and government and societal responses thereto, general economic uncertainty in the United States and abroad, the impact of inflation, changes in interest rates, deposit flows, and real estate values, and their corresponding impact on our customers, and the network and data incident discovered on August 30, 2021. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Assets
Cash and due from banks	$19,693	$15,222	29.4%	$16,764	17.5%
Interest-bearing deposits in other financial institutions	230,519	188,063	22.6%	195,016	18.2%
Total cash and cash equivalents	250,212	203,285	23.1%	211,780	18.1%
Securities available-for-sale, at fair value	131,345	123,198	6.6%	127,114	3.3%
Loans held-for-sale	18,340	37,026	(50.5)%	3,569	413.9%
Loans held-for-investment	1,742,955	1,732,205	0.6%	1,685,916	3.4%
Allowance for loan losses	(21,198)	(22,381)	(5.3)%	(25,514)	(16.9)%
Net loans held-for-investment	1,721,757	1,709,824	0.7%	1,660,402	3.7%
Premises and equipment, net	3,106	3,098	0.3%	3,774	(17.7)%
Federal Home Loan Bank and other bank stock	8,577	8,577	—%	8,447	1.5%
Other real estate owned, net	—	—	—%	2,336	(100.0)%
Bank-owned life insurance	29,530	29,358	0.6%	—	NM
Deferred tax assets, net	11,895	10,824	9.9%	8,170	45.6%
Servicing assets	7,533	7,269	3.6%	6,253	20.5%
Operating lease assets	6,511	6,786	(4.1)%	7,145	(8.9)%
Accrued interest receivable	5,050	5,368	(5.9)%	7,523	(32.9)%
Other assets	5,886	5,122	14.9%	4,159	41.5%
Total assets	$2,199,742	$2,149,735	2.3%	$2,050,672	7.3%
Liabilities
Deposits
Noninterest-bearing demand	$891,797	$830,383	7.4%	$715,719	24.6%
Savings, NOW and money market accounts	463,638	422,526	9.7%	412,359	12.4%
Time deposits of $250,000 or less	281,100	341,956	(17.8)%	358,848	(21.7)%
Time deposits of more than $250,000	273,844	272,269	0.6%	266,845	2.6%
Total deposits	1,910,379	1,867,134	2.3%	1,753,771	8.9%
Federal Home Loan Bank advances	10,000	10,000	—%	40,000	(75.0)%
Operating lease liabilities	7,176	7,444	(3.6)%	7,935	(9.6)%
Accrued interest payable and other liabilities	11,129	8,871	25.5%	8,703	27.9%
Total liabilities	1,938,684	1,893,449	2.4%	1,810,409	7.1%
Commitments and contingent liabilities
Shareholders’ equity
Common stock, no par value	155,614	154,992	0.4%	164,698	(5.5)%
Retained earnings	109,142	101,140	7.9%	74,707	46.1%
Accumulated other comprehensive income (loss), net	(3,698)	154	NM	858	NM
Total shareholders’ equity	261,058	256,286	1.9%	240,263	8.7%
Total liabilities and shareholders’ equity	$2,199,742	$2,149,735	2.3%	$2,050,672	7.3%

Outstanding common shares	14,944,663	14,865,825		15,468,242
Book value per common share (1)	$17.47	$17.24		$15.53
Total loan to total deposit ratio	92.20%	94.76%		96.33%
Noninterest-bearing deposits to total deposits	46.68%	44.47%		40.81%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended
	3/31/2022	12/31/2021	% Change	3/31/2021	% Change
Interest and dividend income
Loans, including fees	$20,190	$20,363	(0.8)%	$18,744	7.7%
Investment securities	476	441	7.9%	360	32.2%
Other interest-earning assets	228	191	19.4%	154	48.1%
Total interest income	20,894	20,995	(0.5)%	19,258	8.5%
Interest expense
Deposits	850	847	0.4%	1,311	(35.2)%
Other borrowings	51	53	(3.8)%	128	(60.2)%
Total interest expense	901	900	0.1%	1,439	(37.4)%
Net interest income	19,993	20,095	(0.5)%	17,819	12.2%
Reversal for loan losses	(1,191)	(1,462)	(18.5)%	(1,147)	3.8%
Net interest income after reversal for loan losses	21,184	21,557	(1.7)%	18,966	11.7%
Noninterest income
Gain on sale of loans	3,777	3,374	11.9%	1,322	185.7%
Service charges and fees on deposits	303	308	(1.6)%	293	3.4%
Loan servicing income	700	688	1.7%	882	(20.6)%
Bank-owned life insurance income	172	108	59.3%	—	NM
Other income	334	360	(7.2)%	360	(7.2)%
Total noninterest income	5,286	4,838	9.3%	2,857	85.0%
Noninterest expense
Salaries and employee benefits	8,595	7,061	21.7%	6,182	39.0%
Occupancy and equipment	1,397	1,417	(1.4)%	1,371	1.9%
Professional fees	403	585	(31.1)%	494	(18.4)%
Marketing and business promotion	207	586	(64.7)%	138	50.0%
Data processing	404	408	(1.0)%	377	7.2%
Director fees and expenses	169	161	5.0%	138	22.5%
Regulatory assessments	141	138	2.2%	208	(32.2)%
Other expenses	755	812	(7.0)%	761	(0.8)%
Total noninterest expense	12,071	11,168	8.1%	9,669	24.8%
Income before income taxes	14,399	15,227	(5.4)%	12,154	18.5%
Income tax expense	4,159	4,551	(8.6)%	3,594	15.7%
Net income	$10,240	$10,676	(4.1)%	$8,560	19.6%
Earnings per common share
Basic	$0.69	$0.72		$0.55
Diluted	$0.67	$0.70		$0.55
Average common shares
Basic	14,848,014	14,799,973		15,384,343
Diluted	15,141,693	15,093,351		15,533,608

Dividend paid per common share	$0.15	$0.12		$0.10
Return on average assets (1)	1.92%	2.01%		1.75%
Return on average shareholders’ equity (1), (2)	16.01%	16.84%		14.66%
Efficiency ratio (3)	47.75%	44.79%		46.76%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	3/31/2022			12/31/2021			3/31/2021
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$1,773,376	$20,190	4.62%	$1,758,421	$20,363	4.59%	$1,641,634	$18,744	4.63%
Mortgage-backed securities	84,223	307	1.48%	88,501	263	1.18%	81,486	215	1.07%
Collateralized mortgage obligation	18,242	48	1.07%	20,233	53	1.04%	24,888	57	0.93%
SBA loan pool securities	10,095	38	1.53%	9,199	41	1.77%	11,673	52	1.81%
Municipal bonds (2)	5,632	36	2.59%	5,698	37	2.58%	5,804	36	2.52%
Corporate bonds	5,038	47	3.78%	5,019	47	3.72%	—	—	—%
Other interest-earning assets	198,918	228	0.46%	175,468	191	0.43%	189,153	154	0.33%
Total interest-earning assets	2,095,524	20,894	4.04%	2,062,539	20,995	4.04%	1,954,638	19,258	4.00%
Noninterest-earning assets
Cash and due from banks	20,385			20,618			19,072
Allowance for loan losses	(22,377)			(23,835)			(26,870)
Other assets	67,600			52,512			40,377
Total noninterest-earning assets	65,608			49,295			32,579
Total assets	$2,161,132			$2,111,834			$1,987,217
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$431,981	313	0.29%	$406,343	301	0.29%	$407,623	333	0.33%
Savings	15,644	2	0.05%	14,161	2	0.06%	10,609	1	0.04%
Time deposits	586,387	535	0.37%	587,523	544	0.37%	635,613	977	0.62%
Total interest-bearing deposits	1,034,012	850	0.33%	1,008,027	847	0.33%	1,053,845	1,311	0.50%
Other borrowings	10,400	51	1.99%	13,315	53	1.58%	75,556	128	0.69%
Total interest-bearing liabilities	1,044,412	901	0.35%	1,021,342	900	0.35%	1,129,401	1,439	0.52%
Noninterest-bearing liabilities
Noninterest-bearing demand	840,626			824,504			607,076
Other liabilities	16,727			14,511			13,950
Total noninterest-bearing liabilities	857,353			839,015			621,026
Total liabilities	1,901,765			1,860,357			1,750,427
Total shareholders’ equity	259,367			251,477			236,790
Total liabilities and shareholders’ equity	$2,161,132			$2,111,834			$1,987,217
Net interest income		$19,993			$20,095			$17,819
Net interest spread (3)			3.69%			3.69%			3.48%
Net interest margin (4)			3.87%			3.87%			3.70%
Total deposits	$1,874,638	$850	0.18%	$1,832,531	$847	0.18%	$1,660,921	$1,311	0.32%
Total funding (5)	$1,885,038	$901	0.19%	$1,845,846	$900	0.19%	$1,736,477	$1,439	0.34%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Non-GAAP Measures
($ in thousands)

Adjusted allowance for loan losses to loans held-for-investment ratio
Adjusted allowance for loan losses to loans held-for-investment ratio is calculated by removing SBA PPP loans from loans held-for-investment from the allowance for loan losses to loans held-for-investment ratio calculation. The SBA launched the PPP to provide a direct incentive for small businesses to keep their workers on the payroll in response to the COVID-19 pandemic. The SBA guarantees 100% of the PPP loans made to eligible borrowers, and the loans are eligible to be forgiven if certain conditions are met, at which point the SBA will make payments to the Bank for the forgiven amounts. The SBA guarantee on PPP loans cannot be separated from the loan and therefore is not a separate unit of account. The Company considered the SBA guarantee in the allowance for loan losses evaluation and determined that it is not required to reserve an allowance on SBA PPP loans. Management believes this non-GAAP measure enhances comparability to prior periods and provide supplemental information regarding the Company’s credit trends.

		3/31/2022	12/31/2021	3/31/2021
Loans held-for-investment	(a)	$1,742,955	$1,732,205	$1,685,916
Less: SBA PPP loans	(b)	22,926	65,329	218,709
Loans held-for-investment, excluding SBA PPP loans	(c)=(a)-(b)	$1,720,029	$1,666,876	$1,467,207
Allowance for loan losses	(d)	$21,198	$22,381	$25,514
Allowance for loan losses to loans held-for-investment ratio	(d)/(a)	1.22%	1.29%	1.51%
Adjusted allowance for loan losses to loans held-for-investment ratio	(d)/(c)	1.23%	1.34%	1.74%